Exhibit 23.1

15 July 2003

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

c/o ChipMOS TECHNOLOGIES INC.

No.1, R&D Road 1

Science-Based Industrial Park

Hsinchu, Taiwan

Republic of China

Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-85290 of ChipMOS TECHNOLOGIES (Bermuda) LTD. on Form S-8 of our report dated 15 July 2003, appearing in this Annual Report on Form 20-F of ChipMOS TECHNOLOGIES (Bermuda) LTD. for the year ended 31 December 2002 (the “Annual Report”). We also consent to the inclusion of our report in the Annual Report.

Yours faithfully,

/s/    MOORE STEPHENS

Moore Stephens

Certified Public Accountants

Hong Kong